Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Actavis plc of our reports dated May 23, 2013, relating to the consolidated financial statements, the effectiveness of Forest Laboratories, Inc.’s internal control over financial reporting, and schedule of Forest Laboratories, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, which is incorporated by reference in Actavis plc’s Current Report on Form 8-K dated March 25, 2014.

/s/ BDO USA, LLP

New York, New York

June 30, 2014